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                                                                     Exhibit 14



  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-146507) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 27, 2008, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) March 7, 2008, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account M.

                                                          /s/ Ernst & Young LLP

Fort Wayne, Indiana
August 26, 2008